UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 27, 2008

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

As Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), previously reported on a Current Report on Form 8-K filed on August 29, 2008, the Company is party to an Asset Purchase Agreement, dated August 25, 2008, by and among the Company, Broadcom Corporation, a California corporation (“Broadcom”), and Broadcom International Limited, an exempted company organized and existing under the laws of the Cayman Islands (“BIL” and together with Broadcom and the Company, the “Parties”).

On October 27, 2008, the Parties executed Amendment No. 1 to the Asset Purchase Agreement (the “Amendment” and the Asset Purchase Agreement as so amended, the “Amended Asset Purchase Agreement”), pursuant to which the aggregate cash purchase price payable by Broadcom to the Company was reduced from $192.8 million to $141.5 million, less an adjustment for certain employee-related expenses, and the dollar amount of the indemnification escrow deposit was reduced from $19 million to $14 million. As a result of this purchase price reduction, the Company recorded an additional loss from the sale of approximately $51 million which is in addition to the amount previously disclosed in the Company’s press release furnished as an exhibit on the Current Report on Form 8-K previously filed by the Company on October 16, 2008. Such loss will be reflected in the Company’s condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 27, 2008.

Pursuant to the Amendment, certain representations, warranties, and agreements were made relating to specified intellectual property.

The foregoing is a summary of the terms of the Amendment and does not purport to summarize or include all terms relating to the Amendment. The foregoing summary is qualified in its entirety by reference to the Amendment, which will be filed as a exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 27, 2008.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 27, 2008, the Company completed the sale of assets related to the Company’s digital television business (the “DTV Assets”) to Broadcom and BIL. Pursuant to the terms and subject to the conditions of the Amended Asset Purchase Agreement, as consideration for the DTV Assets, Broadcom paid to the Company $141.5 million in cash, less an adjustment for certain employee-related expenses. $14 million of the purchase price was deposited in escrow for a period of 18 months following the closing to satisfy any amount owed by the Company to Broadcom pursuant to the indemnification provisions of the Amended Asset Purchase Agreement. An additional $15 million of the purchase price was deposited in escrow to be held until certain audited 2008 financial statements for the acquired business have been delivered to Broadcom; such escrow is subject to forfeiture or reduction in the event of non-delivery or delay in delivery beyond certain agreed time periods.

Additional details regarding the transaction are provided in Item 1.01 above and the related Current Report on Form 8-K previously filed by the Company on August 29, 2008.

Item 9.01	Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the years ended December 29, 2007, and December 31, 2006, the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 28, 2008, and the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company are included as Exhibit 99.1 to this Current Report on Form 8-K.

These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the sale been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma condensed consolidated financial statements and the accompanying notes should be read together with the Company’s audited consolidated financial statements and accompanying notes as of and for the year ended December 29, 2007, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007, as well as in conjunction with the Company’s unaudited condensed consolidated financial statements and accompanying notes as of and for the six months ended June 28, 2008, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Quarterly Report on Form 10-Q for the six months ended June 28, 2008.

These unaudited pro forma condensed consolidated financial statements are being filed to satisfy the requirements under Securities and Exchange Commission Regulation S-X, Rule 11-01 and Rule 11-02, with respect to the disposition of the DTV Assets.

(d) Exhibits

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Statements of Operations for years ended December 29, 2007 and December 31, 2006 and the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2008	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Katy Wells
	Name:	Katy Wells
	Title:	Corporate Vice President, Deputy General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Statements of Operations for years ended December 29, 2007 and December 31, 2006 and the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 28, 2008.